Exhibit 10.31

X-RITE, INCORPORATED

RESTRICTED STOCK UNIT (RSU) GRANT AGREEMENT

UNDER THE X-RITE, INCORPORATED

2008 OMNIBUS LONG TERM INCENTIVE PLAN

Grantee:

Social Security Number:

Grant Date:	Number of RSUs Awarded:

1. Terms. X-Rite, Incorporated (the “Company”) has awarded to Grantee a Restricted Stock Unit (“RSU”) Award, effective as of the Grant Date. This Agreement is subject to the terms and conditions of the X-Rite, Incorporated 2008 Omnibus Long Term Incentive Plan (the “Plan”), as amended from time to time. All of the defined terms contained in this Agreement shall have the same meaning as is set forth in the Plan. If any inconsistency exists between the provisions of this Agreement and the Plan, the Plan shall govern.

2. RSU Grant. Effective as of the Grant Date, the Company hereby grants the Grantee that number of RSUs shown above (the “RSUs Awarded”), subject to the restrictions set forth below and in Exhibit A. No stock certificates will be issued with respect to any shares of stock. A record of stock ownership shall be kept in the Grantee’s name, or in the Grantee’s name and in the name of another person of legal age as joint tenants with right of survivorship, as applicable. Prior to distribution, RSUs are not transferable by the Grantee by means of sale, assignment, exchange, pledge or otherwise.

3. Restrictions. The RSUs shall vest in accordance with the applicable vesting date set forth in Exhibit A to this Agreement (“Vesting Period”). Vesting is based on the achievement of certain performance targets outlined in Exhibit A to this agreement.

4. Forfeiture. In the event the employment relationship between the Company and Grantee terminates during a Vesting Period, the Grantee’s rights with respect to vested RSUs shall be forfeited unless they are covered by lapsed vesting restrictions provided in this Section 4. In the event the employment relationship between the Company and Grantee terminates during the Vesting Period due to the Grantee’s retirement at age sixty (60) or greater, death, or disability, the vesting restrictions shall be deemed to have lapsed with respect to that portion of the RSUs which is proportional to the amount of the Vesting Period which has expired, and if the employment relationship terminates for any other reason, the Committee administering the Plan shall determine the extent to which the vesting restrictions shall have lapsed, if any. “Disability” means a physical or mental infirmity which impairs the Grantee’s ability to substantially perform Grantee’s duties of the Grantee’s regular occupation with the Company, which continues for a period of at least one hundred and eighty (180) consecutive days. In the event of a dissolution or liquidation of the Company, or a merger or consolidation involving the Company where the Company is not the surviving corporation, the vesting restrictions shall be deemed to have lapsed with respect to all RSUs.

5. Distribution of RSUs. If withholding of taxes is not required, none will be taken and the gross number of shares of common stock of the Company equal to the number of RSUs credited to the Grantee will be distributed. The Company shall also have the right to withhold shares deliverable upon vesting of the RSUs to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the award, deferral or settlement of the RSUs or other securities pursuant to this Agreement. The Grantee is personally responsible for the payment of all taxes related to distribution.

6. Adjustments. In the event of any recapitalization of the Company, then the number of RSUs shall be appropriately adjusted as provided in the Plan.

7. Post-Employment Competition. In the event the Grantee engages in any activity competitive to any business of the Company that is being actively conducted or planned at the time of termination of Grantee’s employment with the Company, prior to the expiration of two (2) years after such termination of employment, either directly or indirectly, as a proprietor, partner, employee, officer, director, consultant, or holder of any equity interest in any competitive corporation or limited liability company (excluding less than two percent (2%) interest in any publicly traded entity), then Grantee shall forfeit all economic benefits derived by the Grantee with respect to all RSU grants granted to the Grantee that were outstanding and not vested as of, or granted after a date, that is six (6) months prior to the date the competitive activity commenced. Forfeiture of economic benefits shall mean payment to the Company of an amount equal to the difference between the price paid by the Grantee for such shares, if any, and the market price for those shares as of the date the vesting restrictions lapsed with respect to those shares.

8. No Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company in respect of the RSUs, including the right to vote until and unless the RSUs have vested, and ownership of shares represented by the RSUs has been transferred to the Grantee. Dividend equivalents will not be accrued on behalf of the Grantee, except to the extent provided in Exhibit A, subject to any restrictions and limitations set forth in the Plan.

9. Miscellaneous. This Agreement contains the entire agreement of the parties with respect to its subject matter, and there are no other terms and conditions except as expressly set forth in this Agreement and in the Plan. The Company may amend or terminate the Plan at any time without limitation. This Agreement may be amended or modified only by means of a written instrument signed by an authorized representative of the Company and the Grantee. Grantee’s rights pursuant to this Agreement may not be assigned, in whole or in part, directly or indirectly, without the prior written consent of an authorized officer of the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, personal representatives, successors, and permitted assigns.

X-RITE, INCORPORATED

By

I hereby acknowledge that this Restricted Stock Unit Agreement is subject to all of the terms and conditions of the X-Rite, Incorporated 2008 Omnibus Long Term Incentive Plan, and that I have received a copy of the Plan and the Company’s most recent proxy statement and annual report furnished to shareholders.

Grantee:

Date:

2

Exhibit A

X-Rite, Incorporated

Restricted Stock Unit Agreement

RESTRICTED STOCK UNIT VESTING SUMMARY

As adopted by the Compensation Committee of the Board of Directors on                     , the restricted stock units awarded under this agreement vests when the following performance objectives are achieved:

Performance Objective

3